Exhibit 23.1

CONSENT OF HEIN & ASSOCIATES LLP
INDEPENDENT REGISTERED ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-3 No. 333-143922) of our report dated April 11, 2008 with respect to the consolidated financial statements of LaPolla Industries, Inc. included in the Annual Report (Form 10-K) for the year ended December 31, 2007.

/s/ Hein & Associates LLP

Houston, Texas
April 11, 2008